                                                  EXHIBIT 11


                          AFTERMARKET TECHNOLOGY CORP.

                       CALCULATION OF NET INCOME PER SHARE

                                                          Three Months Ended June 30,              Six Months Ended June 30,
                                                            1997                1996                1997                1996     (a)
                                                      ---------------     ---------------     ---------------     ---------------
                                                                   (Unaudited)                             (Unaudited)
Income before extraordinary item                       $    5,911,510      $    3,891,223       $  11,478,841      $    8,290,024

Extraordinary item - net of income tax
  benefit of $2,520,443                                             -                   -           3,749,315                   -
                                                      ---------------     ---------------     ---------------     ---------------
Net income per statements of income                    $    5,911,510      $    3,891,223      $    7,729,526      $    8,290,024
                                                      ---------------     ---------------     ---------------     ---------------
                                                      ---------------     ---------------     ---------------     ---------------

Shares:

Weighted average common shares outstanding                 17,000,066          12,000,000          16,990,430          12,000,000

Net effect of stock options granted during the
  twelve months prior to the Company's filing of
  its initial public offering, calculated using the
  treasury stock method at an offering price
  of $13.50 per share (pro forma)                                   -             523,772                   -             523,772

Net effect of stock options and warrants
  outstanding, excluding those discussed
  above, calculated using the treasury stock
  method at the average price for the period                2,308,581           1,226,252           2,295,589           1,225,847

Number of shares of common stock assumed
  to be issued in the Company's initial public
  offering whose net proceeds would be used
  to redeem the outstanding preferred stock
  including accrued dividends (pro forma)                           -           1,925,355                   -           1,903,410

                                                      ---------------     ---------------     ---------------     ---------------
Total                                                      19,308,647          15,675,379          19,286,019          15,653,029
                                                      ---------------     ---------------     ---------------     ---------------
                                                      ---------------     ---------------     ---------------     ---------------

Per share of common stock:
  Income before extraordinary item                     $         0.31      $         0.25      $         0.60      $         0.53
  Extraordinary item, net of tax                                    -                   -               (0.20)                  -
                                                      ---------------     ---------------     ---------------     ---------------
Net income per share                                   $         0.31             $  0.25      $         0.40      $         0.53
                                                      ---------------     ---------------     ---------------     ---------------
                                                      ---------------     ---------------     ---------------     ---------------

(a) The June 30, 1996 share data includes the pro forma effects of the Company's initial public offering.


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